DENVER INVESTMENT ADVISORS LLC ETHICS RULES

SECTION II:  SUMMARY OF ETHICS RULES

The Ethics Rules, including especially the Code of Ethics and the Insider Trading Policy discussed below, apply to transactions in Covered Securities for your personal accounts and any other accounts in which you have any beneficial ownership.  Generally speaking, you may be deemed the beneficial owner of any account in which you have a direct or indirect financial interest.  Such accounts include, without limitation, accounts held in the name of your spouse, your minor children or a relative sharing your home.  See Appendix 1 Part B for a more complete discussion of beneficial ownership.

A.

CODE OF ETHICS

The Code of Ethics (the "Code") imposes certain investment restrictions and prohibitions, and requires certain reports as set forth below:

1

Securities to Which the Code Applies

The Code applies to Covered Securities, which are subject to various trading prohibitions and reporting obligations.  "Covered Securities" generally include all securities and their derivatives, whether publicly or privately traded.  However, Covered Securities do not include

•

shares of registered open-end investment companies not advised or sub-advised by Denver Investment Advisors LLC ("Affiliated Funds"),

•

direct obligations of the U.S. government,

•

high quality short-term debt instruments, including but not limited to bankers acceptances, bank certificates of deposit, commercial paper, and repurchase agreements, and

•

Exempt Investments as defined in Appendix 2, Section A.2.1.4.

Some Covered Securities, such as transactions in shares of Affiliated Funds, direct obligations of foreign governments, derivatives on indices, and various securities acquired through pre-approved automatic investment plans, dividends, pro rata rights, or other corporate actions, must be reported but are exempt from some of the trading prohibitions.

Affiliated Funds currently include the Westcore Funds and Dunham Small-Cap Value Fund.  However, each quarterly report request will identify any Affiliated Funds at that time.

See Appendix 2 Part A for additional information.

2

Persons to Whom the Code Applies and Applicable Rules

2.1

Access Persons.  For purposes of these Ethics Rules, "Access Persons" include all members, officers and employees of Denver Investment Advisors.  The Code applies to all Access Persons.

2.2

General.  Any person subject to the Code is prohibited from:

2.2.1

Engaging in short sales of Covered Securities known by such person to be owned by Clients;

2.2.2

Purchasing initial public offerings and hot issues;

2.2.3

Short-term trading;

2.2.4

Benefiting personally from actions taken for Clients;

2.2.5

Profiting from the market effect of Client transactions;

2.2.6

Disclosing Client portfolio transactions without prior approval;

2.2.7

Engaging in fraudulent conduct; or

2.2.8

Investing in derivatives to evade application of the Code.

See Appendix 2 Part B for additional information.

2.3

Preclearance and Reporting.  Access Persons must preclear all transactions in Covered Securities, must provide periodic reports regarding their holdings and personal transactions in Covered Securities, and are subject to various additional investment restrictions.

2.4

Restrictions.  The following is a list of some restrictions applicable to Access Persons:

2.4.1

Blackout Period

2.4.2

Restrictions on Service as a Director

2.4.3

Disclosure of Interests

2.4.4

Broker-Dealer Investments

2.4.5

Hedge Funds, Investment Clubs, and Other Groups

2.4.6

Investments in Investment Companies advised by Denver Investment Advisors

See Appendix 2 Part C for additional information.

B.

INSIDER TRADING POLICY

The Insider Trading Policy prohibits persons from communicating or acting on material nonpublic information and requires persons to report such information to a Compliance Committee Member.

1

General

The Insider Trading Policy (the "Policy") applies to every member, officer and employee of Denver Investment Advisors and prohibits such persons, as well as their spouses and others, from trading on material nonpublic information, either personally or on behalf of others (including Clients), and from communicating material nonpublic information to others in violation of the law. Material nonpublic information is commonly known as "Inside Information," and trading on such information is commonly referred to as "Insider Trading." The Policy is drafted broadly, and will be applied and interpreted in a similar manner. See Appendix 3 Part B for additional information on Insider Trading and the proper treatment of Inside Information.

2

What to do if in Possession of Material Nonpublic Information

If you think you may have Inside Information, you should immediately report such information to one of the Compliance Committee Members and refrain from discussing it with any other person. See Appendix 3 Part B for additional information on these and related procedures.

C.

GIFTS, ENTERTAINMENT AND OUTSIDE EMPLOYMENT POLICY

The Ethics Rules prohibit persons from giving or receiving certain business-related gifts and entertainment. The Ethics Rules also prohibit any member, officer or employee from engaging in outside employment unless he or she has given written notice to a Compliance Committee Member and, in the case of securities-related employment, has received the prior written approval of the Chief Compliance Officer. See Appendix 4 for additional information.

DENVER INVESTMENT ADVISORS LLC ETHICS RULES

SECTION III: GENERAL INFORMATION

A. ENFORCEMENT

Upon discovering a violation of the Ethics Rules, all Access Persons must promptly report violations to the Chief Compliance Officer. Denver Investment Advisors may impose such sanctions as it deems appropriate, including termination of employment. For more information about sanctions which may be imposed, see Appendix 5 Part C.

B.

CAUTION REGARDING PERSONAL TRADING ACTIVITIES

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because the potential action necessary to close out a position may, for some personnel, become prohibited while the position remains open. For example, the fulfillment of the obligations owed by Access Persons to Denver Investment Advisors may heighten the risks associated with various investments, such as short sales and transactions in derivatives. Furthermore, if Denver Investment Advisors becomes aware of material nonpublic information, or if a Client is active in a given security, some personnel may find themselves "frozen" in a position. Denver Investment Advisors will not bear any losses in personal accounts resulting from the implementation of these Ethics Rules.

C.

COMMUNICATIONS WITH OUTSIDE DIRECTORS AND TRUSTEES OF INVESTMENT COMPANIES ADVISED OR SUB-ADVISED BY DENVER INVESTMENT ADVISORS

As a regular business practice, Denver Investment Advisors attempts to keep the Trustees and Directors of its investment company clients informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, personnel are encouraged to respond to inquiries from Trustees and Directors, particularly as they relate to general strategy considerations or economic or market conditions affecting the funds. However, it is Denver Investment Advisors' policy not to communicate specific trading information and advice on specific securities to the Trustees, Directors or any other persons outside of Denver Investment Advisors; i.e., no information should be given on securities for which current activity is being considered for Clients. Any pattern of repeated requests by a Trustee, Director or any other persons outside of Denver Investment Advisors should be reported to a Compliance Committee Member.

D.

INTERNAL USE

The Ethics Rules are intended solely for internal use. For more information regarding limitations on disclosing to others the Ethics Rules and actions taken pursuant to the Rules, see Appendix 5 Part C.

E.

ADMINISTRATION

The Ethics Rules recordkeeping shall be maintained online in a company intranet application located at http://intranet.denveria.com/Depts/Compliance/ETS/logon.asp, referred to as the Employee Trading System or “ETS”. All employees will be assigned user names and passwords during a new hire orientation Ethics Rules meeting.

DENVER INVESTMENT ADVISORS LLC ETHICS RULES

SECTION IV: APPENDICES DETAILING THE ETHICS RULES
(Index)

The following appendices set forth in detail the Ethics Rules summarized above. Such appendices are incorporated herein by reference.

APPENDICES

1

DEFINITIONS

A.

Personnel

1-1

B.

Beneficial Ownership

1-1

2

CODE OF ETHICS

A.

Overview and Covered Securities (including exemptions)

2-1

B.

Periodic Acknowledgments and General Prohibitions

2-3

C.

Investment and Trade Limitations

2-5

3

INSIDER TRADING POLICY

A.

Background Information

3-1

B.

Procedures to Implement Policy

3-3

4

GIFTS, ENTERTAINMENT AND OUTSIDE EMPLOYMENT POLICY

A.

Gifts

4-1

B.

Entertainment

4-1

C.

Outside Employment

4-1

5

OTHER

A.

Supervisory and Compliance Review Procedures

5-1

B.

Role of the Compliance Committee in Compliance

5-4

C.

General Information About the Ethics Rule

5-6

Appendix 1 page

DENVER INVESTMENT ADVISORS LLC ETHICS RULES

APPENDIX 1 DEFINITIONS A. PERSONNEL

References in the Ethics Rules to the following persons are defined in the Denver Investment Advisors’s current organizational chart:

Chief Compliance Officer – Compliance Committee Member – Designated Trading Representatives - Corporate Bonds – Director of Fixed Income Designated Trading Representatives - Municipal Bonds – Municipal Fund Portfolio Manager

B.

BENEFICIAL OWNERSHIP

The provisions of the Ethics Rules apply to transactions in securities for any account "beneficially owned" by a person subject to the Rules. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Thus, for example, you should be aware that the term "beneficial ownership" encompasses securities held in the name of your spouse, your minor children, or a relative sharing your home (collectively "Related Parties"), or held under any other arrangement in which you share a pecuniary interest (that is, the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a Covered Security). The Chief Compliance Officer may, on a case-by-case basis, exempt certain accounts and transactions from any provision of the Ethics Rules (except initial public offering and restricted securities preclearance or any of the reporting requirements), if, in his view, application of the Ethics Rules is not necessary or appropriate.

The provisions of these Ethics Rules shall not apply to purchases or sales effected in any account over which there is no direct or indirect influence or control. Access Persons relying upon this provision will be required to submit an ETS Non-influence and Non-control Over Beneficially Owned Accounts certification.

"Managed Accounts," defined as accounts for members, officers or employees, or their family members, that are managed by Denver Investment Advisors or other investment advisers in a discretionary capacity, except for reporting requirements, are not covered by these Ethics Rules so long as such person has no direct or indirect influence or control over the account. The employment relationship between the account holder and the individual managing the account, in the absence of other facts indicating control, will not be deemed to give such account holder influence or control over the account.

Appendix 1 page

DENVER INVESTMENT ADVISORS LLC ETHICS RULES

APPENDIX 2 CODE OF ETHICS A. OVERVIEW AND

COVERED SECURITIES (including exemptions)

Following is an overview of the Code and a discussion of securities covered by, and exempted from the Code.

1

Overview

In general, it is unlawful for persons affiliated with investment advisers and investment companies to engage in personal transactions in securities which are held or are to be acquired by the investment adviser or the registered investment company, if such personal transactions are made in contravention of rules which the Securities and Exchange Commission (the "SEC") has adopted to prevent fraudulent, deceptive and manipulative practices. Such rules require each registered investment company and each investment adviser for such investment company to adopt its own written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of such code. This Code and information reported hereunder will enable Denver Investment Advisors to fulfill its obligations under such rules.

2

Covered Securities (including exemptions)

2.1

Code Applicability and Definition of Covered Securities. The trading prohibitions and reporting obligations of the Code apply to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, gift, inheritance, or otherwise, including Covered Securities acquired in any Denver Investment Advisors compensation benefit or retirement plan. Employees do not need to separately report on Denver Investment Advisors benefit and retirement plan. Compliance staff will review files maintained by the personnel department to ensure compliance. "Covered Securities" generally include all securities, whether publicly or privately traded, including limited offerings, and any option, or forward contract, or other obligation, including a security whose value is derived or based on any of the above (a "derivative").

However, the following shall not be deemed to be Covered Securities and shall be exempt from the trading prohibitions, preclearance requirements, and reporting obligations of this Code:

2.1.1

Shares of registered open-end investment companies, except for certain reporting requirements in 2.2.6 below;

2.1.1.1

See Appendix 2, Section C. 12 for specific restrictions on investments in open-end investment companies advised or sub advised by Denver Investment Advisors.

2.1.2

Direct obligations of the U.S. government;

2.1.3

High quality short-term debt instruments, including, but not limited to, bank certificates of deposit, bankers' acceptances, repurchase agreements, and commercial paper; and

2.1.4 "Exempt Investments" include all obligations that are not securities as defined in the Investment Company Act of 1940, as amended, including, but not limited to; commodities, derivatives not traded on a national securities exchange on commodities or currencies, and life insurance or annuity contracts.

2.2

Covered Securities and/or Transactions Exempt from Trading Prohibitions (but Reportable)

The following Covered Securities and/or transactions are exempt from some of the trading prohibitions and preclearance requirements, but are nevertheless subject to the reporting obligations, of this Code:

2.2.1

the purchase or receipt of direct obligations of a foreign government for which a liquid market exists;

2.2.2

the purchase or receipt of index securities or any derivative on any index of securities (not otherwise exempted as an Exempt Investment above);

2.2.3

the acquisition of securities through a pre-approved automatic investment plan, stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities; and

2.2.4 the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue.

2.2.5 the acquisition of Exchange Traded Funds.

2.2.6 the purchase or sale of mutual funds advised or sub-advised by the Company shall be reported by: direct investment reports provided by fund Transfer Agents, reports provided by the Company’s retirement plan trustee, or by Access Persons arranging for duplicate statements to be provided to the Company if held in a brokerage account. Transactions through automatic purchase plans or dividend reinvestment are exempted.

B.

PERIODIC ACKNOWLEDGMENTS AND GENERAL PROHIBITIONS

All Access Persons must submit online Acknowledgments and comply with the General Prohibitions as discussed below and must also comply with the applicable provisions of Part C below.

1

Acknowledgment Forms

Each Access Person must, within 10 calendar days of commencement of services and at least annually thereafter, submit an Acknowledgment stating that he or she has reviewed and complied with the Ethics Rules including the Code of Ethics, Insider Trading Policy, and Gifts/Entertainment and Outside Employment Policy and has disclosed or reported all applicable securities transactions. Each Access Person must also complete a Business Position Report within 10 calendar days of commencement of services. Each Access Person must provide copies of account statements or a detailed listing of all security holdings which includes: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and the date the access person submits the report. Access persons must each submit a holdings report no later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

2

General Prohibitions

Any Access Person subject to this Code is prohibited from:

2.1

Engaging in short sales of Covered Securities that such person knows are held by or being considered for sale by, any Client.

2.2

Purchasing, in an initial public offering, Covered Securities for which no public market in the same or similar securities of that issuer has previously existed. No securities may be purchased in an offering that constitutes a "new issue" as defined in the rules of the NASD. Such securities may be purchased, however, where the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer and the Access Person has obtained preclearance for the transaction in accordance with section C.1 of this code. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the employee except in connection with a shareholder vote.

2.3

Inducing or causing a Client to take action, or to fail to take action, to benefit an account in which the person has a beneficial interest, rather than to benefit such Client. For example, an employee would violate this Code by causing a Client to purchase a security owned by the employee for the purpose of supporting or increasing the price of that security or causing a Client to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security.

2.4

Using knowledge of portfolio transactions made or contemplated for Clients to profit by the market effect of such transactions, including knowledge of possible IPO investments by Affiliated Funds.

2.5

Disclosing current portfolio transactions made or contemplated for Clients as well as client holdings or securities recommendations and any other nonpublic information to anyone outside of Denver Investment Advisors without the prior written approval of the Chief Compliance Officer.

2.6

Engaging in fraudulent conduct in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client, including without limitation:

•

Employing any device, scheme or artifice to defraud any Client;

•

Making to any Client any untrue statement of material fact or omitting to state to any Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•

Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Client; or

•

Engaging in any manipulative practice with respect to any Client.

For purposes of this Section 2.6, a security held or to be acquired by a Client means any Covered Security as defined herein which, within the most recent 15-day period, is or has been held by a Client or is being or has been considered by Denver Investment Advisors for purchase by a Client.

The provisions of these Ethics Rules have been instituted, in part, in an effort to ensure that Access Persons do not, inadvertently or otherwise, violate these proscriptions.

2.7

Investing in derivatives to evade the restrictions of this Code. Accordingly, individuals may not use derivatives to take positions in securities which the Code would prohibit if the positions were taken directly.

Persons who violate any prohibition in this Section 2 shall disgorge any profits realized on such trades to the appropriate Client(s), or alternatively, to a charitable organization, as the Chief Compliance Officer, in his sole discretion, shall determine.

C.

INVESTMENT AND TRADE LIMITATIONS

The following sets forth various investment and trade limitations. If reimbursement is required under more than one of the following, the Chief Compliance Officer shall, in his sole discretion, determine under which provision reimbursement shall be required.

1

Procedures and Limitations Regarding Trade Execution
Access Persons must preclear and execute trades as noted below. Access persons who fail to preclear a trade or who execute a trade by means of a prohibited brokerage arrangement must disgorge any profits realized on such trades to the appropriate Client(s), or alternatively, to a charitable organization, as the Chief Compliance Officer, in his sole discretion, shall determine.1

1.1

Preclearance of Transactions. Access Persons must obtain preclearance prior to engaging in any personal transaction in Covered Securities. The procedures for preclearing transactions are set forth below.

Clearances to trade will be in effect only for the day of their authorization through the ETS preclearance system, or by a Compliance Committee Member. Open orders, including stop loss orders, will not be allowed. Precleared transactions not executed on the day of their authorization must be precleared again before execution. The preclearance requirement applies to transactions in which the Access Person has a beneficial interest as defined in Appendix 1 Part B.

1 Restrictions on personal transactions apply to transactions involving Covered Securities as well as any derivatives thereof. When determining the amount of disgorgement required with respect to derivatives, consideration will be given to price differences in both the derivative and the underlying securities, with the smaller difference being used for purposes of computing disgorgement. For example, in determining whether a reimbursement is required when the applicable personal trade is in a derivative and the Client transaction is in the underlying security, the amount shall be calculated using the lesser of (a) the difference between the price paid or received for the derivative and the closing bid or ask price (as appropriate) for the derivative on the date of the Client transaction, or (b) the difference between the last sale price, or the last bid or ask price (as appropriate) of the underlying security on the date of the derivative transaction, and the price received or paid by the Client for the underlying security. Neither preclearance nor disgorgement shall be required if such person’s transaction is to close, sell or exercise a derivative within five days of its expiration.

Appendix 1 page

Any Access Person who has obtained approval to purchase a restricted security and who has purchased and continues to maintain the security in reliance upon such approval must disclose the investment to appropriate personnel in any instance in which the Access Person is involved in consideration by a client of an investment in the issuer of the restricted security. In any such instance, the decision of a Client to purchase an investment in the issuer of the restricted security must be reviewed independently by one or more investment personnel of Denver Investment Advisors, selected by the Chief Compliance Officer, who has no personal interest in the issuer, who must execute written approval of the investment in the issuer prior to the investment’s being made.

For purposes of the above paragraph, a restricted security is defined as a security which is not readily marketable and a security which cannot be resold or distributed to the public or to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as Amended (the “1933 Act”), without an effective registration statement under the 1933 Act. A security which is not readily marketable is one which, for whatever reason, cannot be disposed of within seven days in the ordinary course of business at approximately the amount at which the security is reasonably valued.

1.2

Preclearance. General preclearance may be obtained from the ETS preclearance system.

•

The ETS preclearance system will provide clearance if the security is not being purchased or sold for a Client. A security is being purchased or sold when, within the most recent seven calendar day period, a transaction in such security has been effected for a Client, or when a transaction in such security is pending or in progress for a Client. Any profits realized on transactions which occur during the proscribed period shall be disgorged, with the profit to be allocated in whole or in part to the appropriate Client(s), if any, or alternatively to a charitable organization, as the Chief Compliance Officer in his sole discretion shall determine; provided, however, that such disgorgement of short-term trading profits shall not apply to securities transactions of Access Persons under circumstances, determined in the sole discretion of the Chief Compliance Officer, in which disgorgement of profits would be inequitable.

•

For preclearance purposes, Client transactions of 500 shares or less in securities of an issuer having a market capitalization of $10 billion or greater will be excluded from the definition of a security being purchased or sold.

1.3

Special Preclearance. Special Preclearance may be obtained from a Compliance Committee Member for an investment by an Access Person that would otherwise be prohibited by the Code. To obtain special preclearance, an Access Person must submit an ETS special preclearance request to a Compliance Committee Member who may provide specific preclearance if it is determined that the particular circumstances of the person's proposed trade make it unlikely that the trade would disadvantage any Client.

1.4

Evaluation of Client Interests. The Ethics Rules require Access Persons to at all times place the interests of Clients first and to conduct all personal trading consistently with the Ethics Rules and in such a manner as to avoid any actual or potential conflict of interest. Accordingly, any Access Person contemplating a personal investment that has not been made or considered for Client accounts for which the Access Person has investment responsibility is reminded to evaluate the appropriateness or inappropriateness of the investment for those accounts.

2

Seven Day After Rule

If a transaction in a security has been effected for a Client or when a transaction in the security is pending or in progress, preclearance may be given on the eighth calendar day after the transaction is executed or withdrawn. The existence of pending transactions will be checked as a part of the preclearance process discussed above.

3

Short-Term Trading Rule

Every Access Person who obtains a profit from a purchase and sale, or a sale and purchase, of the same or equivalent securities, including Exchange Traded Funds, within sixty (60) calendar days shall disgorge such profit, with the profit to be allocated in whole or in part to the appropriate Client(s), if any, or alternatively to a charitable organization, as the Chief Compliance Officer in his sole discretion shall determine; provided, however, that such disgorgement of short-term trading profits shall not apply to securities transactions of Access Persons under circumstances, determined in the sole discretion of the Chief Compliance Officer, in which disgorgement of profits would be inequitable.

The Chief Compliance Officer may provide for preclearance of a short-term trading transaction in instances in which no abuse would be involved and the equities of the situation support an exemption from the prohibition.

The Chief Compliance Officer will periodically review Affiliated Funds transactions for short-term trading activity and reserves the right to require an Access Person to disgorge profit, with the profit to be paid to the appropriate Affiliated Fund.

4

De Minimus Rule

Employees will be allowed to make de minimus trades which would otherwise be subject to the preclearance requirements if the following guidelines are adhered to:

•

A de minimus trade may be made for any security in which the issuer has a market capitalization of equal to or greater than $10 billion.

•

The total dollar amount of a de minimus trade may not exceed $15,000.

•

A large cap de minimus trade may be made for any security in which the issuer has a market capitalization of $35 billion or greater. There is no limit to the amount or number of these trades by an employee.

De minimus trades will not be subject to either the seven day preclearance or the seven day post-trade blackout period provisions of the Code of Ethics. Employees must submit an ETS de minimus preclearance request.

De minimus trades will still be subject to the sixty day short-term trading rule and initial public offerings, limited private offerings and restricted security pre-clearance. Furthermore, employees should also note that the de minimus rule does not exempt employees from violations of the insider trading rules. Employee trades will be monitored to ensure that a pattern of trading with client accounts is not present.

De minimus rules do not apply to any limited offerings, i.e. private placements of a public company; any initial public offerings or restricted securities.

5

Service as a Director

No Access Person may serve on the board of directors of a publicly traded company without prior authorization of the Chief Compliance Officer. No such service shall be approved without a finding by the Chief Compliance Officer that the board service would not be inconsistent with the interests of Clients. If board service is authorized, the Access Person serving as a director normally should be isolated through "Chinese Walls" or other procedures from persons making investment decisions with respect to the company involved.

6

Creditors Committees

No Access Person may serve on a creditor committee of a publicly traded company without prior authorization of the Chief Compliance Officer in cases where it is part of the person's employment duties. If creditor committee service is authorized, the Access Person serving should adhere to the Insider Trading Policies with respect to information obtained in such a role.

7

Disclosure of Interests

No Access Person shall, for or on behalf of a Client, recommend or invest in entities with which the Access Person or a Related Party (as defined in Appendix 1 Part B) has a material business interest, without first disclosing such interest to a Compliance Committee Member or subjecting the recommendation or investment to an independent review and approval by the Management Committee with no such interest. A material business interest may be direct or indirect and may include, without limitation, beneficial ownership of publicly or privately traded securities (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or similar interests or relationships held by such person or a Related Party, which might affect such person's judgment.

8

Not Used

9

Hedge Funds and Other Groups

No Access Person may participate in hedge funds or similar investment groups except as a passive investor.

10

Investment Clubs

Access Persons may participate in investment clubs provided the club's transactions are reported as if they were made directly on behalf of the Access Person, and all trades by the investment club are effected in conformance with the prohibitions, restrictions and procedures in this Code of Ethics.

11

Prohibited Brokerage Arrangements

No Access Person may place his or her personal securities transactions through a Denver Investment Advisors trading desk employee or through an individual broker that does business with Denver Investment Advisors without written permission from the Chief Compliance Officer. The Chief Compliance Officer may, from time to time, grant exceptions from this prohibition when particular circumstances make it unlikely that such trading activity would disadvantage Clients. Employees should submit an ETS special preclearance form with details of the arrangement for Compliance Committee member approval.

12

Investments in Affiliate Funds advised or sub-advised by Denver Investment Advisors

12.1

Investment Companies may have greater volatility, therefore, investments in such funds will be monitored for the following:

Denver Investment Advisors employee trades will be monitored for possible trading in anticipation of IPO’s acquired by the funds and short-term trading within 90 days with proprietary information.

Employees that benefit from short-term trading of Affiliated Funds may be required to disgorge inappropriately gained profits or may have their trades cancelled and monies returned to them.

12.2

A portfolio manager who wishes to make redemptions from a fund that he/she manages which are greater than $250,000 or 1% of the fund’s net asset value, whichever is less, in any 90 day period must seek and receive the approval of the Chief Compliance Officer prior to making such redemptions and document such on an ETS special preclearance.

13

Required Reports

13.1

Duplicate Account Information and Notification. Access Persons must arrange for their brokers, investment advisers, trustees or custodians to provide, on a timely basis, to the Compliance Committee, duplicate account statements and confirmation of all transactions in Covered Securities for all accounts in which they have a beneficial interest (see Appendix 1 Part B regarding beneficial ownership). Access Persons must also notify the Compliance Committee of each such account, indicating the name of the brokerage firm, the name under which the account is carried and the date the account was established. An Account Information Form should be completed for this purpose. Duplicate account information will be organized and filed by the Compliance Committee and exceptions will be reviewed by the Compliance Committee to determine that no trades violate the Code of Ethics and that there is no pattern of trading that suggests a potential violation.

13.2

Quarterly Acknowledgments and Verifications. Access persons must, no later than 30 days after the end of a calendar quarter, verify all open accounts and all security transactions for the quarter unless such information has already been provided to the Company by supplying brokerage confirms for all transactions in Covered Securities and Affiliated Funds. Access persons must verify even if they have no accounts or transactions during the quarter.

13.3

Initial and Annual Holdings Reports. Each Access Person must, within 10 calendar days of commencement of services and at least annually thereafter, submit a Holdings Report which includes all Covered and Reportable Securities: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and the date the Access Person submits the report. The holdings information must be current as of a date no more than 45 days prior to the reporting date. An Access Person satisfies the annual holdings report for brokerage accounts by arranging for duplicate statements to be sent to the Company.

It is each Access Person’s responsibility to provide the Company with duplicate confirmations and statements if the Company has not received them directly from the brokerage firm. The Compliance Committee may request Access Persons to provide confirmations and/or statements regardless of whether their broker has been instructed to provide such reports. This is to allow the Compliance Committee for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis. Such reports will be requested if the confirmations do not provide adequate information.

13.4

Corporate Automatic Investment Plans. To exempt pre-set Corporate Automatic Investment purchases from the pre-clearance requirements, Access Persons must submit the “Corporate Automatic Investment Plans” form prior to the establishment of such a plan or upon a change to the pre-set amount or frequency.

13.5

Review of Reports. The Compliance Committee shall, on a timely basis, review all reports submitted pursuant to this Section 13 to determine whether trading patterns and other activities of Access Persons may suggest either violations of the Ethics Rules or a failure to comply not only with the letter, but also with the spirit, of the Ethics Rules and their general principles.